Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate	Executive Vice President,
Lowell, Arkansas 72745	Finance/Administration
(NASDAQ: JBHT)	and Chief Financial Officer
(479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS PLANNED TRANSITIONS IN EXECUTIVE MANAGEMENT

LOWELL, ARKANSAS, July 21, 2011 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announces the following executive management changes.

“Today we announce several planned changes to our executive management team.  Paul Bergant, President of Intermodal and Chief Marketing Officer, and Bob Ralston, Executive Vice President, Maintenance, Properties and Equipment, will both retire from their current executive duties effective December 31, 2011.  Don Cope, Senior Vice President, Controller and Chief Accounting Officer will retire from his position on October 31, 2011.  They will be succeeded by Terry Matthews as President of Intermodal; Shelley Simpson as Chief Marketing Officer; Gary Anderson as Executive Vice President of Maintenance, Properties and Equipment; and John Kuhlow as Vice President-Controller.  We have been planning these changes for some time and are excited that our new appointees are accomplished executives who exemplify the bench strength of our management team,” said John Roberts, President and CEO.

Paul Bergant, age 64, began his career with J.B. Hunt 33 years ago in 1978 after serving as the Company’s outside legal counsel supporting the process of obtaining its truckload operating authority.  Heading up sales and marketing initially, Bergant is the founding father of J.B. Hunt’s go-to-market strategy and was responsible for leading the Company in selling the many different services over the years.   Since 1999, Bergant led and held management responsibility for J.B. Hunt’s Intermodal segment.  Today, this segment reports over $2 billion in annual revenues and over $1 billion in assets.

Bob Ralston, age 64, began his career in 1978 as a night shift shop supervisor.  Starting with only one shop, Ralston and his team built a network of terminal, maintenance, inventory handling and support locations that total over 140 sites nationwide.  At each location, Ralston built a culture of excellence in cleanliness and equipment care that is reflected in the dependability and appearance of the fleet.  Ralston constructed and held responsibility for a maintenance department that currently purchases and maintains nearly 150,000 pieces of J.B. Hunt equipment.

Don Cope, age 61, joined J.B. Hunt in 1991 following successful career stops at Peat Marwick Mitchell, Schneider National, Whiteford Systems and Crete Carriers.  In his 20-plus years at J.B. Hunt, Cope was responsible for the design and implementation of budget procedures and internal controls, the building of the Internal Audit department, and the architect of arguably the most efficient accounting process in the industry.

Terry Matthews, age 52, currently Executive Vice President of Sales and Marketing, will succeed Bergant as President of Intermodal, effective January 1, 2012.  Matthews has been with J.B. Hunt for more than 25 years.  His long-term involvement with the overall strategic direction of Intermodal involving customers, pricing and service equips him well for his new assignment.

Shelley Simpson, age 39, assumes the sales and marketing executive responsibilities effective September 1, 2011, as the newly appointed Chief Marketing Officer.  Simpson has been with J.B. Hunt since 1994 and has extensive background in pricing and development.  She will continue to have segment management responsibility as President of Integrated Capacity Solutions.

Gary Anderson, age 44, will succeed Ralston as Executive Vice President of Maintenance, Properties and Equipment effective January 1, 2012.  Anderson has been with J.B. Hunt since 1994 and has guided much of the procedural advancement found in the Company’s maintenance departments today.

John Kuhlow, age 40, is promoted to Vice President-Controller and will assume full responsibility in that role November 1, 2011.  Kuhlow joined J.B. Hunt in 2006 as Assistant Corporate Controller after leaving KPMG as Senior Manager in the audit department.  He is a CPA and a 1997 graduate of Oklahoma State University with a Master’s degree in accounting.

“We congratulate Paul, Bob and Don on substantial and meaningful success in their respective careers here with J.B. Hunt.  On behalf of the Leadership Team, Board of Directors and all J.B. Hunt employees, it is my distinct honor to thank them.  It is also my privilege to welcome the leadership and new insights to these key and critical roles with the promotions of Terry, Shelley, Gary and John.  This methodical transfer of responsibilities ensures that J.B. Hunt continues to be the outstanding Company established by those who led before us,” said Roberts.

About J.B. Hunt
J.B. Hunt Transport Services, Inc. focuses on providing safe and reliable transportation services to a diverse group of customers throughout the continental United States, Canada and Mexico. Utilizing an integrated, multimodal approach, J.B. Hunt provides capacity-oriented solutions centered on delivering customer value and industry-leading service.

J.B. Hunt stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. For more information, visit www.jbhunt.com.